Exhibit 10.1

Summary of Compensation for Walter M. Higgins

As previously disclosed in the Registrant’s Current Report on Form 8-K filed May 11, 2007, Walter M. Higgins retired as chief executive officer of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company effective July 31, 2007.  Upon the effectiveness of his retirement, Mr. Higgins became the non-executive Chairman of the Board of Directors.  In connection with this change of status, the Board of Directors on May 8, 2007 established by resolution the compensation to be paid to Mr. Higgins in his capacity as non-executive Chairman of the Board effective August 1, 2007.  In lieu of normal Board retainers and meeting fees, Mr. Higgins will be paid a flat fee equal to two times the regular retainer amount for Board members, or $160,000 per year.  In addition, Mr. Higgins will retain the right to earn certain unvested performance shares granted to him pursuant to the terms of the Letter Agreement dated August 4, 2006 amending his Employment Agreement dated September 26, 2003 (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).  Mr. Higgins also will be entitled to reimbursement of business expenses associated with Board travel, travel for company business or as requested by the Chief Executive Officer.  In addition, the Board confirmed retirement payments and other benefits consistent with Mr. Higgins’ amended Employment Agreement as well as lump sum payments of unpaid balances in certain unqualified benefit plans and a pro-rata payment under the Registrant’s short-term incentive plan to the extent earned for 2007.